Exhibit 99.7

Non-Employee Director Form – Paper Version

INTRA-CELLULAR THERAPIES, INC.

AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD GRANT NOTICE

Intra-Cellular Therapies, Inc. (the “Company”), pursuant to its Amended and Restated 2018 Equity Incentive Plan (the “Plan”), hereby grants to Participant the number of restricted stock units set forth below (the “RSUs”). The RSUs are subject to all of the terms and conditions set forth in this Restricted Stock Unit Award Grant Notice (“Grant Notice”) and in the Restricted Stock Unit Award Agreement (the “Agreement”) and the Plan, both of which are attached to this Grant Notice and incorporated into this Grant Notice in their entirety. Capitalized terms not explicitly defined in this Grant Notice but defined in the Plan or the Agreement will have the same definitions as in the Plan or the Agreement. If there is any conflict between the terms in this Grant Notice and the Plan, the terms of the Plan will control.

Participant:

Date of Grant:

Number of Restricted Stock Units:

Vesting Schedule:   Subject to Section 2 of the Agreement, the RSUs will vest as follows: [___________].

Additional Terms/Acknowledgements: By signing below, Participant: (a) acknowledges receipt of, and understands and agrees to, this Grant Notice, the Agreement and the Plan; (b) acknowledges receipt of the stock plan prospectus for the Plan; (c) acknowledges and agrees that this Grant Notice and the Agreement may not be modified, amended or revised except as provided in the Plan; and (d) acknowledges that as of the Date of Grant, this Grant Notice, the Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the RSUs and supersede all prior oral and written agreements, promises and representations on that subject.

INTRA-CELLULAR THERAPIES, INC.		PARTICIPANT:

By:
	Signature	Signature

Title:		Date:

Date:

ATTACHMENTS:   Restricted Stock Unit Award Agreement and Amended and Restated 2018 Equity Incentive Plan

Non-Employee Director Form – Paper Version

INTRA-CELLULAR THERAPIES, INC.

AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “Agreement”) is made by and between you (the “Participant”) and Intra-Cellular Therapies, Inc. (the “Company”) as of the date of grant set forth in your Restricted Stock Unit Award Grant Notice (the “Grant Notice”).

WHEREAS, the Company has adopted the Intra-Cellular Therapies, Inc. Amended and Restated 2018 Equity Incentive Plan (the “Plan”) to promote the interests of the Company by providing an incentive for Employees, Directors and Consultants of the Company and its Affiliates;

WHEREAS, pursuant to the provisions of the Plan, the Company desires to grant to the Participant restricted stock units (“RSUs”) related to the Company’s Common Stock, in accordance with the provisions of the Plan, all on the terms and conditions hereinafter set forth; and

WHEREAS, the Company and the Participant understand and agree that any terms used and not defined herein have the meanings ascribed to such terms in the Plan.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Grant of Award. The Company hereby grants to the Participant an award for the number of RSUs set forth in the Grant Notice (the “Award”). Each RSU represents a contingent entitlement of the Participant to receive one share of Common Stock, on the terms and conditions and subject to all the limitations set forth in the Grant Notice, this Agreement and the Plan. The Participant (a) acknowledges receipt of, and understands and agrees to, the terms and conditions of the Award as set forth in the Grant Notice, this Agreement and the Plan and (b) acknowledges receipt of the stock plan prospectus for the Plan.

2. Vesting of Award.

(a) Subject to the terms and conditions set forth in this Agreement and the Plan, the Award granted hereby shall vest as set forth in the Grant Notice, provided that vesting shall cease upon the termination of the Participant’s Continuous Service.

(b) Except as otherwise set forth in this Agreement, if the Participant ceases to be in Continuous Service for any reason prior to a vesting date set forth in the Grant Notice, then as of the date on which the Participant’s Continuous Service terminates, all unvested RSUs shall immediately be forfeited to the Company and this Agreement shall terminate and be of no further force or effect. Notwithstanding the foregoing, in the event of a Change in Control, the Award will become fully vested immediately prior to the Change in Control, to the extent the Award is outstanding at such time.

For purposes of this Section 2, “Change in Control” means the occurrence of any of the following events: (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its affiliates or by any employee benefit plan of the Company) pursuant to a transaction or

Non-Employee Director Form – Paper Version

a series of related transactions; or (ii)(a) a merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (b) the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring stockholder approval.

3. Issuance of Shares.

(a) The issuance of any shares of Common Stock in respect of this Award is (i) subject to satisfaction of the tax withholding obligations set forth in Section 9 and (ii) intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. The form of such issuance (e.g., a stock certificate or electronic entry evidencing such shares) will be determined by the Company.

(b) In the event one or more RSUs subject to this Award vests, the Company will issue to the Participant, on the applicable vesting date, one share of Common Stock for each RSU that vests on such date (and for purposes of this Agreement, such issuance date is referred to as the “Original Issuance Date”); provided, however, that if the Original Issuance Date falls on a date that is not a business day, such shares will instead be issued to the Participant on the next following business day.

(c) Notwithstanding the foregoing, if:

(i) this Award is otherwise subject to withholding taxes (as described in Section 9) on the Original Issuance Date,

(ii) the Original Issuance Date does not occur (x) during an “open window period” applicable to the Participant, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (y) on a date when the Participant is otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market, and

(iii) the Company elects, prior to the Original Issuance Date, (x) not to satisfy such withholding taxes by withholding shares of Common Stock from the shares of Common Stock otherwise due, on the Original Issuance Date, to the Participant under this Award, (y) not to permit the Participant to enter into a “same day sale” commitment with a broker-dealer pursuant to Section 9 (including, but not limited to, under a previously established 10b5-1 trading plan entered into in compliance with the Company’s policies), and (z) not to permit the Participant to pay such withholding taxes in cash, then the shares that would otherwise be issued to the Participant on the Original Issuance Date will not be issued to the Participant on the Original Issuance Date and will instead be issued to the Participant on the first business day when the Participant is not prohibited from selling shares of Common Stock on an established stock exchange or stock market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of the Participant’s taxable year in which the Original Issuance Date occurs), or, if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the year following the year in which the shares of Common Stock in respect of this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).

Non-Employee Director Form – Paper Version

4. Prohibitions on Transfer and Sale. This Award (including any additional RSUs received by the Participant as a result of stock dividends, stock splits or any other similar transaction affecting the Company’s securities without receipt of consideration) shall not be transferable by the Participant otherwise than (i) by will or by the laws of descent and distribution, or (ii) pursuant to a qualified domestic relations order as defined by the Internal Revenue Code or Title I of the Employee Retirement Income Security Act or the rules thereunder. Except as provided in the previous sentence, the shares of Common Stock to be issued pursuant to this Agreement shall be issued, during the Participant’s lifetime, only to the Participant (or, in the event of legal incapacity or incompetence, to the Participant’s guardian or representative). This Award shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of this Award or of any rights granted hereunder contrary to the provisions of this Section 4, or the levy of any attachment or similar process upon this Award shall be null and void.

5. Adjustments. The Plan contains provisions covering the treatment of RSUs and shares of Common Stock in a number of contingencies such as Capitalization Adjustments and Corporate Transactions. Provisions in the Plan for adjustment with respect to this Award and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference.

6. Securities Law Compliance. The Participant specifically acknowledges and agrees that any sales of shares of Common Stock shall be made in accordance with the requirements of the Securities Act. The Company currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the Common Stock to be granted hereunder. The Company intends to maintain this registration statement but has no obligation to do so. If the registration statement ceases to be effective for any reason, Participant will not be able to transfer or sell any of the shares of Common Stock issued to the Participant pursuant to this Agreement unless exemptions from registration or filings under applicable securities laws are available. Furthermore, despite registration, applicable securities laws may restrict the ability of the Participant to sell his or her Common Stock, including due to the Participant’s affiliation with the Company. The Company shall not be obligated to either issue the Common Stock or permit the resale of any shares of Common Stock if such issuance or resale would violate any applicable securities law, rule or regulation.

7. Rights as a Stockholder. The Participant shall have no right as a stockholder, including voting and dividend rights, with respect to the RSUs subject to this Agreement.

8. Incorporation of the Plan. The Participant specifically understands and agrees that the RSUs and the shares of Common Stock to be issued under the Plan will be issued to the Participant pursuant to the Plan, a copy of which Plan the Participant acknowledges he or she has read and understands and by which Plan he or she agrees to be bound. The provisions of the Plan are incorporated herein by reference. In addition, this RSU (and any compensation paid or shares issued pursuant to this Agreement) is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or for a “constructive termination” (or similar term) under any agreement with the Company.

9. Tax Liability of the Participant and Payment of Taxes. The Participant acknowledges and agrees that any income or other taxes due from the Participant with respect to this Award or the shares of Common Stock to be issued pursuant to this Agreement or otherwise sold shall be the Participant’s responsibility. Without limiting the foregoing, the Participant agrees that if under applicable law the

Non-Employee Director Form – Paper Version

Participant will owe taxes at each vesting or settlement date on the portion of the Award then vested or settled, as applicable, the Company shall be entitled to immediate payment from the Participant of the amount of any tax or other amounts required to be withheld by the Company by applicable law or regulation. Any taxes or other amounts due shall be paid as follows:

(a) subject to approval by the Board or Committee, as applicable, through reducing the number of shares of Common Stock entitled to be issued to the Participant on the applicable settlement date in an amount not in excess of the maximum amount of tax required to be withheld by law (or such other amount as may be permitted while still avoiding classification of this Award as a liability for financial accounting purposes). Fractional shares will not be retained to satisfy any portion of the Company’s withholding obligation. Accordingly, the Participant agrees that in the event that the amount of withholding required would result in a fraction of a share being owed, that amount will be satisfied by withholding the fractional amount from the Participant’s paycheck;

(b) at the option of the Company, by requiring the Participant to deposit with the Company an amount of cash equal to the amount determined by the Company to be required to be withheld with respect to the statutory minimum amount of the Participant’s total tax and other withholding obligations due and payable by the Company or otherwise withholding from the Participant’s paycheck an amount equal to such amounts due and payable by the Company; or

(c) if the Company believes that the sale of shares can be made in compliance with applicable securities laws, authorizing, at a time when the Participant is not in possession of material nonpublic information, the sale by the Participant on the applicable vesting date of such number of shares of Common Stock as necessary to sell to satisfy the Company’s withholding obligation, after deduction of the broker’s commission, and the broker shall be required to remit to the Company the cash necessary in order for the Company to satisfy its withholding obligation. To the extent the proceeds of such sale exceed the Company’s withholding obligation, the Company agrees to pay such excess cash to the Participant as soon as practicable. In addition, if such sale is not sufficient to pay the Company’s withholding obligation, the Participant agrees to pay to the Company as soon as practicable, including through additional payroll withholding, the amount of any withholding obligation that is not satisfied by the sale of shares of Common Stock. The Participant agrees to hold the Company and the broker harmless from all costs, damages or expenses relating to any such sale. The Participant acknowledges that the broker is under no obligation to arrange for such sale at any particular price. In connection with such sale of shares of Common Stock, the Participant shall execute any such documents requested by the broker in order to effectuate the sale of shares of Common Stock and payment of the withholding obligation to the Company. The Participant acknowledges that this paragraph is intended to comply with Section 10b5-1(c)(1)(i)(B) under the Exchange Act.

The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made.

10. Participant Acknowledgements and Authorizations.

The Participant acknowledges the following:

(a) The Company is not by the Plan or this Award obligated to continue the Participant as an employee, director or consultant of the Company or an Affiliate.

(b) The Plan is discretionary in nature and may be suspended or terminated by the Company at any time.

Non-Employee Director Form – Paper Version

(c) The grant of this Award is considered a one-time benefit and does not create a contractual or other right to receive any other award under the Plan, benefits in lieu of awards or any other benefits in the future.

(d) The Plan is a voluntary program of the Company and future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the amount of any award, vesting provisions and the purchase price, if any.

(e) The value of this Award is an extraordinary item of compensation outside of the scope of the Participant’s employment or consulting contract, if any. As such the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. The future value of the shares of Common Stock is unknown and cannot be predicted with certainty.

(f) The Participant (i) authorizes the Company and each Affiliate and any agent of the Company or any Affiliate administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its Affiliates such information and data as the Company or any such Affiliate shall request in order to facilitate the grant of the Award and the administration of the Plan; and (ii) authorizes the Company and each Affiliate to store and transmit such information in electronic form for the purposes set forth in this Agreement.

11. Notices. Any notices provided for in this Agreement or the Plan shall be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to the Participant, five days after deposit in the U.S. mail, postage prepaid, addressed to the Participant at the last address the Participant provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Agreement by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. By accepting the Award, the Participant consents to receive such documents by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.

12. Assignment and Successors.

(a) This Agreement is personal to the Participant and without the prior written consent of the Company shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Participant’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

13. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. For the purpose of litigating any dispute that arises under this Agreement, whether at law or in equity, the parties hereby consent to exclusive jurisdiction in the state of New York and agree that such litigation shall be conducted in the state courts of the state of New York or the federal courts of the United States for the District of Manhattan.

14. Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Agreement, and the validity, legality and enforceability of the rest of this Agreement shall not be affected thereby.

Non-Employee Director Form – Paper Version

15. Entire Agreement. This Agreement, together with the Plan and the Grant Notice, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement; provided, however, in any event, this Agreement shall be subject to and governed by the Plan.

16. Modifications and Amendments; Waivers and Consents. The terms and provisions of this Agreement may be modified or amended as provided in the Plan. Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

17. Section 409A. The Award of RSUs evidenced by this Agreement is intended to be exempt from the nonqualified deferred compensation rules of Section 409A of the Code as a “short term deferral” (as that term is used in the final regulations and other guidance issued under Section 409A of the Code, including Treasury Regulation Section 1.409A-1(b)(4)(i)), and shall be construed accordingly. However, if (i) this Award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and therefore deemed to be deferred compensation subject to, Section 409A of the Code, (ii) the Participant is deemed by the Company at the time of the Participant’s “separation from service” (as such term is defined in Treasury Regulations Section 1.409A-1(h) without regard to any alternative definition thereunder) to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and (iii) any of the payments set forth herein are issuable upon such separation from service, then to the extent delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code and the related adverse taxation under Section 409A of the Code, such payments will not be provided to the Participant prior to the earliest of (a) the date that is six (6) months and one (1) day after the date of such separation from service, (b) the date of the Participant’s death, or (c) such earlier date as permitted under Section 409A of the Code without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 17 will be paid in a lump sum to the Participant, and any remaining payments due will be paid as otherwise provided herein. Each installment of RSUs that vests under this Award is a “separate payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2).

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This Agreement will be deemed to be signed by you upon the signing by you of the Grant Notice to which it is attached.